Exhibit 99.1

News Release
Amkor Commences Arbitration Proceeding Against Tessera
CHANDLER, Ariz., August 7, 2009 — Amkor Technology, Inc. (Nasdaq: AMKR) today announced that it has filed a request for arbitration in the International Court of Arbitration of the International Chamber of Commerce (“ICC”) against Tessera, Inc. Amkor has undertaken this action in order to obtain declaratory relief confirming that it is a licensee in good standing under its 1996 license agreement with Tessera (the “License Agreement”) and that the License Agreement remains in effect. In the request for arbitration, Amkor is also seeking damages and injunctive relief against Tessera for tortious interference with Amkor’s customer and other business relationships, including false and misleading statements questioning Amkor’s status as a licensee under the License Agreement.
The License Agreement was the subject of a prior ICC arbitration between Amkor and Tessera. The final award in this prior arbitration was issued in January 2009 and covered the period through December 1, 2008. Amkor satisfied in full this obligation when due in February 2009. Although the royalty payment for the six month period ended June 30, 2009 is not due until August 14, 2009, Tessera has recently made repeated statements claiming that Amkor is in breach of the royalty provisions of the License Agreement. Amkor has informed Tessera that it is in full compliance with the License Agreement and of its intent to continue making the royalty payments when due in accordance with the terms of the License Agreement.
About Amkor:
Amkor Technology, Inc. (Nasdaq: AMKR) is a leading provider of semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com.
Forward Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward looking statements including, without limitation, statements regarding the status of the Amkor’s License Agreement with Tessera and the outcome of arbitration relating to the License Agreement. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward looking statements, including, but not limited to, the highly unpredictable nature and costs of litigation and other legal activities and the risk of adverse results of such matters. Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in the company’s subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward looking statements to reflect events or circumstances occurring after the date of this press release.
Contact:
Gil Tily
Executive Vice President, Chief Administrative
Officer and General Counsel
480-821-5000 (ext. 5162)